Exhibit 99.1

Public Relations contact
Ashley Levine
Adobe
aslevine@adobe.com

Investor Relations contact
Jonathan Vaas
Adobe
ir@adobe.com

FOR IMMEDIATE RELEASE

Adobe Names Brett Biggs and Spencer
Neumann to its Board of Directors

SAN JOSE, Calif. — Jan. 10, 2022 — Adobe (Nasdaq:ADBE) today announced the appointment of Brett Biggs and Spencer Neumann to its board of directors, effective immediately. The addition of Biggs and Neumann brings Adobe’s board of directors to 12 members following the announcement in November 2021 that Jim Daley was retiring after nearly two decades as an Adobe director.

Biggs is currently executive vice president and chief financial officer for Walmart Inc., where he is responsible for all global finance and indirect procurement functions as well as corporate strategy. His oversight has also included the company’s global Enterprise Business Services work to drive innovation and deliver digital technology and finance transformation initiatives worldwide. Biggs previously held the roles of chief financial officer for Walmart International, Walmart U.S. and Sam’s Club. Prior to joining Walmart in 2000, Biggs held various M&A and corporate finance positions with Leggett & Platt, Phillips Petroleum Co. and Price Waterhouse. He serves on the American Red Cross Board of Governors, Walton Arts Center Board and the Board of Regents at Pepperdine University. Within Walmart, he serves on the Walmart Foundation Board and is an executive sponsor for the Hispanic/Latino Resource Group. He holds a B.A. in accounting from Harding University and an MBA from Oklahoma State University.

Neumann is currently chief financial officer for Netflix, a role he has held since January 2019. Before joining Netflix, Neumann served as Activision Blizzard’s Chief Financial Officer and previously held several senior positions at The Walt Disney Company, including CFO and executive vice president of Global Guest Experience of Walt Disney Parks and Resorts. Prior to that, he worked at private equity firms Providence Equity Partners and Summit Partners. Neumann is a member of the national board of directors of Make-A-Wish America. He holds a B.A. in economics from Harvard University and an MBA from Harvard University.

“Brett and Spencer bring deep experience in content, direct-to-consumer businesses, global operations and digital transformation. We will benefit from their expertise as Adobe continues to enable creativity for all, accelerate document productivity and power digital businesses across the globe,” said Shantanu Narayen, chairman and CEO, Adobe. “We also want to thank Jim Daley for his incredible dedication and contributions to Adobe during his 20-year tenure as a director.”

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